Agilent Technologies to Adjourn Annual Meeting Until April 17, 2020

SANTA CLARA, California, Mar. 17, 2020 – Agilent Technologies, Inc. (NYSE: A) today announced plans to adjourn its annual meeting of stockholders, originally scheduled to be held March 18, 2020, due to public health considerations relating to the outbreak of COVID-19 and the need to comply with federal, state and local restrictions on gatherings and movement. The annual meeting will be adjourned immediately after it is convened. As a result, stockholders should comply with the restrictions and not attend the annual meeting on March 18. Also due to the public health restrictions in place, the company will not be providing a live webcast of the meeting.

The annual meeting will be adjourned until Friday, April 17, 2020 at 8:00 a.m., Pacific Time.  The record date will remain January 22, 2020.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in life sciences, diagnostics and applied chemical markets. Now in its 20th year as an independent company delivering insight and innovation toward improving the quality of life, Agilent instruments, software, services, solutions and people provide trusted answers to customers' most challenging questions. The company generated revenue of $5.16 billion in fiscal 2019 and employs 16,300 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to the Agilent Newsroom.

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MEDIA CONTACT:

Tom Beermann

+1 408-553-2914

tom.beermann@agilent.com

INVESTOR CONTACT:

Ankur Dhingra

+1 408-345-8948

ankur_dhingra@agilent.com